Filed pursuant to Rule 424(b)(2)

Registration Statement No. 333-198735

GS Finance Corp. $2,812,300 Capped Trigger GEARS Linked to a Basket due 2020 guaranteed by The Goldman Sachs Group, Inc.

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (March 31, 2020) is based on the performance of an equally weighted basket comprised of the common stocks or ordinary shares (basket stocks) of 35 companies involved in the infrastructure industry (selected as described below) as measured from the trade date (March 28, 2017) to and including the determination date (March 26, 2020).

If the final basket level on the determination date is greater than the initial basket level of 100, then the return on your notes will be positive and equal the product of the basket return (the percentage increase or decrease in the final basket level from the initial basket level) multiplied by 2.0, subject to the maximum settlement amount of $13.00 for each $10 face amount of your notes.

If the final basket level is equal to or less than the initial basket level but greater than or equal to the downside threshold of 85.00% of the initial basket level, you will receive the face amount of your notes at maturity. If the final basket level is less than the downside threshold of 85.00% of the initial basket level, then the return on your notes will be negative and will equal the basket return. You could receive less than the face amount of your notes at maturity and you will lose your entire investment in the notes if the final basket level is zero.

The basket is comprised of 35 equally weighted basket stocks selected by Kensho Technologies Inc. as of December 31, 2016.  Each basket stock is listed on either the New York Stock Exchange or the Nasdaq Stock Market and meets minimum market capitalization and traded value thresholds. Basket stocks were selected based on whether the basket stock issuer has included at least one of a list of specified keywords relating to the infrastructure industry (and states that the basket stock issuer provides a product or service related to the relevant keyword and the basket objective) in its most recent annual report filed on Form 10-K with the SEC on or prior to December 31, 2016. The basket stocks, keywords, basket objective and market capitalization and traded value thresholds are described beginning on page S-35.

The basket selection methodology utilizes keywords to select companies involved in the infrastructure industry based on a company’s most recent Form 10-K filed with the SEC on or prior to December 31, 2016 and equally weights the basket stocks. This selection and weighting methodology presents a number of risks and this basket may underperform other baskets of infrastructure stocks selected using different methodologies. See page S-16.

At maturity, for each $10 face amount of your notes, you will receive an amount in cash equal to:

•                  if the final basket level is greater than the initial basket level, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) 2.0 times (c) the basket return, subject to the maximum settlement amount;

•                  if the final basket level is equal to or less than the initial basket level but greater than or equal to the downside threshold of 85.00% of the initial basket level, $10; or

•                  if the final basket level is less than the downside threshold of 85.00% of the initial basket level, the sum of (i) $10 plus (ii) the product of (a) the basket return times (b) $10, resulting in a loss proportionate to the negative basket return.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page S-12.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $9.73 per $10 face amount. For a discussion of the estimated value and the price at which Goldman, Sachs & Co. would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	March 31, 2017	Original issue price:	100.00% of the face amount
Underwriting discount:	2.75% of the face amount	Net proceeds to the issuer:	97.25% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.

Prospectus Supplement No. 1,224 dated March 28, 2017.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale.  Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) is equal to approximately $9.73 per $10 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $0.22 per $10 face amount).

Prior to March 28, 2018, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through March 27, 2018). On and after March 28, 2018, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series E program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc.  This prospectus includes this prospectus supplement and the accompanying documents listed below.  This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•                  Prospectus supplement dated December 22, 2015

•                  Prospectus dated December 22, 2015

The information in this prospectus supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below and under “Specific Terms of Your Notes” on page S-23. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 22, 2015, and  references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated December 22, 2015, for Medium-Term Notes, Series E, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Key Terms

Issuer:  GS Finance Corp.

Guarantor:  The Goldman Sachs Group, Inc.

Basket: an equally weighted basket comprised of the common stocks or ordinary shares of 35 companies; the closing level of the basket will be published daily on Bloomberg page “GSKING02” (or any successor or replacement service or page); see “The Basket” on page S-35

Basket stocks:  the common stocks and ordinary shares listed under “The Basket — Composition” on page S-35; the basket stocks were selected using the selection criteria described under “The Basket — Selection” on page S-36

Basket stock issuer:  the issuer of a basket stock

Specified currency:  U.S. dollars (“$”)

Face amount: each note will have a face amount of $10; $2,812,300 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Denominations: $10 and integral multiples of $10 in excess thereof

Minimum purchase amount: in connection with the initial offering of the notes, the minimum face amount of notes that may be purchased by any investor is $1,000

Supplemental plan of distribution: GS Finance Corp. expects to agree to sell to Goldman, Sachs & Co. (“GS&Co.”), and GS&Co. expects to agree to purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement, and to certain securities dealers at such price less a concession not in excess of 2.50% of the face amount. See “Supplemental Plan of Distribution” on page S-45

Purchase at amount other than face amount:  the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount.  Additionally, the cap level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment.  See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face

Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page S-14 of this prospectus supplement

Supplemental discussion of U.S. federal income tax consequences:  you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the basket, as described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page S-40 below. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes.  No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. The Internal Revenue Service might assert that a treatment other than that described above is more appropriate (including on a retroactive basis) and the timing and character of income in respect of the notes might differ from the treatment described above.

Cash settlement amount (on the stated maturity date): for each $10 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•                  if the final basket level is greater than or equal to the cap level, the maximum settlement amount;

•                  if the final basket level is greater than the initial basket level but less than the cap level, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) the upside gearing times (c) the basket return;

•                  if the final basket level is equal to or less than the initial basket level but greater than or equal to the downside threshold, $10; or

•                  if the final basket level is less than the downside threshold, the sum of (i) $10 plus (ii) the product of (a) the basket return times (b) $10, resulting in a loss proportionate to the negative basket return

Initial basket level:  100

Final basket level:  the closing level of the basket on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-25

Closing level of the basket:  on any trading day, the sum of the following, for each of the basket stocks: the product of (i) the quotient of (a) the stock price of such basket stock divided by (b) the initial stock price of such basket stock times (ii) the initial weighted value of such basket stock, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-25

Stock price:  for each of the basket stocks on any trading day, the official closing price of that basket stock as quoted on the exchange on which such basket stock has its primary listing, on that trading day, as determined by the calculation agent in its sole discretion, subject to adjustments as described under “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-26

Initial stock price:  for each of the basket stocks, the stock price of such basket stock on the trade date, as determined by the calculation agent in its sole discretion as set forth below under “About the Basket” on page S-6

Final stock price:  for each of the basket stocks, the stock price of such basket stock on the determination date, subject to adjustments as described under “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-26, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-25

Initial weight:  for each of the basket stocks, the initial weight applicable to such basket stock as described in the “The Basket — Initial Weight and Initial Weighted Value For Each Basket Stock” on page S-37

Initial weighted value:  for each of the basket stocks, the initial weighted value is equal to the product of the initial weight of such basket stock times the initial basket level, as described in the “The Basket — Initial Weight and Initial Weighted Value For Each Basket Stock” on page S-37

Primary listing:  for each of the basket stocks, as determined by the calculation agent in its sole discretion by reference to information published by Bloomberg Financial Services without independent verification

Basket return:  the quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a positive or negative percentage

Downside threshold:  85.00, which is 85.00% of the initial basket level (rounded to the nearest one-hundredth)

Upside gearing:  2.0

Cap level: 115.00% of the initial basket level. The cap level represents (i) the maximum return (as specified below) divided by the upside gearing plus (ii) 100% and is the level of the basket at or above which you will receive the maximum settlement amount. If the final basket level is greater than the cap level (in which case the product of the basket return times the upside gearing is greater than the maximum return), you will not receive more than the maximum settlement amount.

Maximum settlement amount: $13.00, which corresponds to an expected maximum return on the notes of 30.00%

Trigger event: the final basket level is less than the downside threshold

Trade date:  March 28, 2017

Original issue date (settlement date):  March 31, 2017

Stated maturity date:  March 31, 2020, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-25

Determination date:  March 26, 2020, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-25

Business day: as described under “Specific Terms of Your Notes — Special Calculation Provisions — Business Day” on page S-32

Trading day: as described under “Specific Terms of Your Notes — Special Calculation Provisions — Trading Day” on page S-32

No interest:  the notes do not bear interest

No listing:  the notes will not be listed on any securities exchange or interdealer quotation system

Calculation agent:  GS&Co.

CUSIP no.: 36251V291

ISIN no.: US36251V2916

FDIC:  the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

About the Basket

The basket is comprised of the 35 basket stocks listed below that are equally weighted.  These basket stocks were selected by Kensho Technologies Inc. (“Kensho”) using the following steps, which are further described under “The Basket — Selection” on page S-36:

1.             Kensho identified all equity securities (excluding depositary receipts) that, as of December 31, 2016:

a.             were listed on either (i) the New York Stock Exchange (“NYSE”) or (ii) one of the Nasdaq markets (in each case, “NASDAQ”); and

b.            were issued by a company that filed its most recent annual report with the U.S. Securities and Exchange Commission on Form 10-K (as opposed to another form).

2.             As of the same date, for each identified security, Kensho determined whether its issuing company included at least one pre-defined, infrastructure-themed search term in Item 1 (Business) or Item 7 (Management’s Discussion and Analysis of Financial Condition and Results of Operations) of its most recent Form 10-K. Any security of an issuing company that did not include one of such terms in Item 1 or Item 7 of its most recent Form 10-K was eliminated. Kensho’s infrastructure-themed search terms that were used for this purpose are listed under “The Basket — Search Terms” on page S-37.

3.             For each remaining security, Kensho determined whether its issuing company included, in Item 1 (Business) or Item 7 (Management’s Discussion and Analysis of Financial Condition and Results of Operations) of its most recent Form 10-K, a reference to a product or service that is, as described therein:

a.             related to the infrastructure-themed search term(s) that was identified in step 2; and

b.            used in a manner that is related to the basket objective, which is to capture those companies providing a product or service related to:

•            road construction and related infrastructure;

•            bridge construction and related infrastructure;

•            tunnel construction and related infrastructure;

•            airport construction and related infrastructure;

•            electrical grid transmission construction and related infrastructure;

•            railroad track or railroad signaling construction and related infrastructure;

•            wired or wireless telecommunications transmission construction and related infrastructure; or

•            construction and related infrastructure for water grid distribution, water control, water storage or water desalination.

Any security of an issuing company that did not include such reference was eliminated.

4.             If more than one class of a company’s equity securities remained after step 3, Kensho eliminated each class except the most liquid class.

5.              Kensho then eliminated the securities of any company that did not have a market capitalization of greater than $1 billion as of December 31, 2016.

6.             Finally, Kensho eliminated the securities of any company that did not have a 3-month average daily traded value of greater than $10 million as of December 31, 2016.

The 35 common stocks or ordinary shares that remained after these steps comprise the basket stocks for the basket.

The following table lists each of the basket stocks and their corresponding Bloomberg ticker, type of security, primary listing and initial stock price. Each basket stock has an initial weight in the basket of approximately 2.857%.

Bloomberg Ticker	Corporation	Type of Security	Primary Listing as of the Trade Date	Initial Stock Price (USD)
FLS	Flowserve Corp.	Common Stock	NYSE	$47.18
IEX	Idex Corp.	Common Stock	NYSE	$92.24
MWA	Mueller Water Products, Inc.	Common Stock	NYSE	$11.65
PNR	Pentair plc	Ordinary Shares	NYSE	$62.76
RXN	Rexnord Corp.	Common Stock	NYSE	$22.74
XYL	Xylem Inc.	Common Stock	NYSE	$49.67
VVC	Vectren Corp.	Common Stock	NYSE	$58.46
ACM	AECOM	Common Stock	NYSE	$34.52
ASTE	Astec Industries, Inc.	Common Stock	The NASDAQ National Market	$59.85
EME	EMCOR Group, Inc.	Common Stock	NYSE	$61.65
EXP	Eagle Materials Inc.	Common Stock	NYSE	$97.37
GVA	Granite Construction Incorporated	Common Stock	NYSE	$46.88
HW	Headwaters Incorporated	Common Stock	NYSE	$23.43
MDU	MDU Resources Group, Inc.	Common Stock	NYSE	$26.98
MLM	Martin Marietta Materials, Inc.	Common Stock	NYSE	$209.92
SUM	Summit Materials, LLC	Class A Common Stock	NYSE	$23.47
TPC	Tutor Perini Corporation	Common Stock	NYSE	$29.70
TTEK	Tetra Tech, Inc.	Common Stock	The NASDAQ Stock Market LLC	$39.90
VMC	Vulcan Materials Company	Common Stock	NYSE	$114.60
CCI	Crown Castle International Corp.	Common Stock	NYSE	$94.58
UNIT	Uniti Group Inc.	Common Stock	The Nasdaq Global Select Market	$25.72
DY	Dycom Industries, Inc.	Common Stock	NYSE	$91.62
MTZ	Mastec, Inc.	Common Stock	NYSE	$39.10
PWR	Quanta Services Inc.	Common Stock	NYSE	$36.48
COMM	CommScope Holding Company, Inc.	Common Stock	The Nasdaq Global Select Market	$41.18
ROCK	Gibraltar Industries, Inc.	Common Stock	The Nasdaq Global Select Market	$40.40
SEMG	SemGroup Corporation	Class A Common Stock	NYSE	$33.55
VLO	Valero Energy Corp.	Common Stock	NYSE	$66.29
VMI	Valmont Industries Inc.	Common Stock	NYSE	$152.00
KN	Knowles Corp	Common Stock	NYSE	$19.04
MMM	3M Company	Common stock	NYSE	$190.99
LITE	Lumentum Holdings Inc.	Common Stock	The Nasdaq Global Select Market	$54.70
AGX	Argan Inc.	Common Stock	NYSE	$65.20
JEC	Jacobs Engineering Group Inc.	Common Stock	NYSE	$54.19
USCR	US Concrete Inc.	Common Stock	The Nasdaq Capital Market	$61.15

HYPOTHETICAL EXAMPLES

(Hypothetical terms only. Actual terms may vary.)

The following examples are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical basket levels on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket levels that are entirely hypothetical; no one can predict what the basket level will be on any day throughout the life of your notes, and no one can predict what the final basket level will be on the determination date. The basket stocks have been highly volatile in the past — meaning that the basket level has changed considerably in relatively short periods — and the performance of the basket stocks cannot be predicted for any future period.

The information in the following examples reflects the hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date.  If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the basket stocks, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page S-12 of this prospectus supplement.  The information in the examples also reflect the key terms and assumptions in the box below.

Key Terms and Assumptions

Face amount	$10

Initial basket level	100

Upside gearing	2.0

Cap level	115.00% of the initial basket level

Maximum settlement amount	$13.00

Downside threshold	85.00, which is 85.00% of the initial basket level (if a trigger event has occurred, you will receive less than the face amount of your notes)

Neither a market disruption event nor a non-trading day occurs or is continuing with respect to any basket stock on the originally scheduled determination date
No reorganization event occurs with respect to any basket stock
Notes purchased on original issue date and held to the stated maturity date

For these reasons, the actual change in value of the basket over the life of your notes, as well as the cash settlement amount at maturity, if any, may bear little or no relation to the hypothetical examples shown below or to the hypothetical historical closing levels of the basket and historical prices of the basket stocks shown elsewhere in this prospectus supplement.  For information about the historical levels of the basket and the historical prices of the basket stocks during recent periods, see “The Basket — Hypothetical Historical Closing Levels of the Basket” on page S-38.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket stocks.

Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the basket stocks.  Among other things, the return on the notes will not reflect any dividends that may be paid on the basket stocks.

The examples below show the hypothetical cash settlement amounts that we would deliver on the stated maturity date in exchange for each $10 face amount of the notes if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown in the left column.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the middle column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), assuming that a trigger event does not occur (i.e., the final basket level is greater than or equal to the downside threshold), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), assuming that a trigger event occurs (i.e., the final basket level is less than the downside threshold), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash settlement amount that we would deliver for each $10 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)

	Trigger Event Has Not Occurred	Trigger Event Has Occurred
200.000%	130.000%	N/A
190.000%	130.000%	N/A
180.000%	130.000%	N/A
140.000%	130.000%	N/A
130.000%	130.000%	N/A
125.000%	130.000%	N/A
115.000%	130.000%	N/A
109.000%	118.000%	N/A
104.000%	108.000%	N/A
100.000%	100.000%	N/A
95.000%	100.000%	N/A
90.000%	100.000%	N/A
85.000%	100.000%	N/A
84.999%	N/A	84.999%
50.000%	N/A	50.000%
25.000%	N/A	25.000%
0.000%	N/A	0.000%

If, for example, a trigger event has occurred and the final basket level were determined to be 25.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment, which is proportionate to the decline of the basket from the trade date to the determination date (if your purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).

If, for example, a trigger event has not occurred and the final basket level were determined to be 95.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be 100.000% of the face amount of your notes, as shown in the table above. Because a trigger event has not occurred (i.e., the hypothetical final basket level is greater than or equal to the downside threshold), the cash settlement amount that we would deliver on your notes at maturity would be 100.000% of the face amount of your notes, as shown in the table above.

If, however, the final basket level were determined to be 104.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be 108.000% of the face amount of your notes, as shown in the table above. Because the hypothetical final basket level is greater than the initial basket level, the basket is enhanced by the upside gearing.

In addition, if the final basket level were determined to be 200.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the face amount), or 130.000% of each $10 face amount of your notes, as shown in the table above. In such case, the maximum return will be 30.00%, which represents the percentage difference between the maximum settlement amount of $13.00 and the face amount of $10. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final basket level over 115.000% (the cap level) of the initial basket level. This is because the cap level represents (i) the maximum return of 30.00% divided by the upside gearing of 2.0 plus (ii) 100%.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the basket stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes.  The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes.  If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples.  Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-15.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual final basket level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the basket level and the market value of your notes at any time prior to the stated maturity date.  The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual final basket level determined by the calculation agent as described above.  Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate.  Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus and in the accompanying prospectus supplement. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus and the accompanying prospectus supplement. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the basket stocks, i.e., the common stocks and ordinary shares comprising the basket to which your notes are linked. You should carefully consider whether the notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes.  See “— Your Notes May Not Have an Active Trading Market” below.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the basket, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 33 of the accompanying prospectus.

The Amount Payable on Your Notes Is Not Linked to the Level of the Basket at Any Time Other Than the Determination Date

The final basket level will be based on the closing level of the basket on the determination date (subject to adjustment as described elsewhere in this prospectus supplement).  Therefore, if the closing level of the basket dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing level of the basket prior to such drop in the level of the basket. Although the actual level of the basket on the stated maturity date or at other times during the life of your notes may be higher than the final basket level, you will not benefit from the closing level of the basket at any time other than on the determination date.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the basket as measured from the initial basket level of 100 to the closing level on the determination date. If a trigger event has occurred, the amount in cash you will receive on your notes on the stated maturity date, if any, will be less than the face amount of your notes and you will incur a loss on the face amount proportionate to the decline of the basket from the trade date to the determination date. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the application of the downside threshold occurs only at maturity and the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you are able to sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Return on Your Notes May Change Significantly Despite Only a Small Change in the Basket Level

If a trigger event occurs, you will receive less than the face amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a drop of up to 15.00% between the initial basket level and the final basket level will not result in a loss of principal on the notes (since a trigger event will not have occurred), any additional decrease in the final basket level to less than 85.00% of the initial basket level will result in a loss of a significant portion of the face amount of the notes.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. Even if the cash settlement amount on your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Potential for the Value of Your Notes to Increase Will Be Limited

Your ability to participate in any change in the value of the basket over the life of your notes will be limited because of the cap level.  The maximum settlement amount will limit the amount in cash you may receive for each of your notes at maturity, no matter how much the level of the basket may rise beyond the cap level over the life of your notes.  Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the basket or any of the basket stocks.

Lower Downside Thresholds Are Generally Associated With Higher Volatility of the Basket and Therefore a Greater Risk of Loss

Volatility refers to the frequency and magnitude of changes in a basket level. The downside threshold for the notes is based, in part, on the expected volatility of the basket as of the time the terms of the notes are set. For example, the downside threshold of this note should be lower than if we were to issue a note with the same terms (other than the downside threshold) and tenor, but linked to a less volatile basket.

The fact that the basket is more volatile (as determined by us) than other baskets means that, as of the trade date, the expected risk that the basket will be less than its downside threshold on the determination date (in which case you will receive less than the face amount of your notes at maturity) is greater with respect to your notes than with respect to a note issued by us with the same terms and tenor, but linked to a less volatile basket. However, there is no guarantee that the downside threshold set for your notes adequately offsets this increased expected risk.  Furthermore, because the expected volatility of the basket (among other factors) is reflected in the terms of the notes, a relatively lower downside threshold than on otherwise comparable notes issued by us may not necessarily indicate a lower risk of loss at maturity than on otherwise comparable notes issued by us.

You should not take the historical volatility of the basket as an indication of its future volatility. You should be willing to accept the downside market risk of the basket and the potential to lose some or all of your investment at maturity.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this prospectus supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The cash settlement amount you will be paid for your notes on the stated maturity date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.  In addition, the impact of the cap level on the return on your investment will depend upon the price you pay for your notes relative to the face amount.  For example, if you purchase your notes at a premium to face amount, the cap level will only permit a lower percentage increase in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

As of the Date of this Prospectus Supplement, There is No History for the Closing Levels of the Basket

The cash settlement amount, if any, for each of your notes is linked to the change in value of the basket, which was first calculated and published on the trade date. Since there was no actual history for the closing levels of the basket until it began to be published, no actual historical information about the closing levels of the basket is available for you to consider in making an independent investigation of the basket performance, which may make it difficult for you to make an informed decision with respect to an investment in your notes.

Hypothetical Past Basket Performance is No Guide to Future Performance

The actual performance of the basket over the life of the notes, as well as the amount payable at maturity, may bear little relation to the hypothetical historical closing levels of the basket or to the hypothetical return examples set forth elsewhere in this prospectus supplement.  We cannot predict the future performance of the basket.

There Is Limited Hypothetical Historical Information About the Basket

The notes are linked to the performance of the basket.  Because one of the basket stocks, Lumentum Holdings Inc., has available historical data only from July 23, 2015, hypothetical historical closing levels of the basket are only available for this period. Because the hypothetical historical basket levels are unavailable prior to July 23, 2015, limited hypothetical historical basket level information is available for you to consider in making an informed decision with respect to the notes. Therefore, no hypothetical historical data is available for the performance of the basket during market downturns (such as during the financial crisis that began in 2007/2008). In general, market downturns have historically had a severe and negative effect on the infrastructure industry.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Basket Stocks

The return on your notes will not reflect the return you would realize if you actually owned the basket stocks and received the dividends paid on those basket stocks. You will not receive any dividends that may be paid on any of the basket stocks by the basket stock issuers. See “— You Have No Shareholder Rights or Rights to Receive any Basket Stock” below for additional information.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•                              the volatility – i.e., the frequency and magnitude of changes – in the level of the basket;

•                              the dividend rates of the basket stocks;

•                              economic, financial, regulatory, political, military or other events that may affect the prices of any of the basket stocks and thus the level of the basket;

•                              other interest rate and yield rates in the market;

•                              the time remaining until your notes mature; and

•                              our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

These factors will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market-making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes.

You cannot predict the future levels of the basket based on its hypothetical historical performance. The actual change in the value in the basket over the life of the notes, as well as the amount payable on the stated maturity date, may bear little or no relation to the hypothetical historical closing levels of the basket or to the hypothetical examples shown elsewhere in this prospectus supplement.

The Method of Selecting the Basket Stocks May Not Result in a Positive Basket Return and the Basket May Underperform Other Baskets of Infrastructure Stocks Selected Using a Different Selection Methodology

The basket is comprised of 35 equally weighted basket stocks selected by Kensho Technologies Inc. as of December 31, 2016.  Each basket stock is listed on either the New York Stock Exchange or one of the Nasdaq markets and meets minimum market capitalization and traded value thresholds. Basket stocks were selected based on whether the basket stock issuer has included at least one of a list of specified keywords relating to the infrastructure industry (and states that the basket stock issuer provides a product or service related to the relevant keyword and the basket objective) in its most recent annual report filed on Form 10-K with the Securities and Exchange Commission on or prior to December 31, 2016. The basket selection criteria are described under “The Basket - Selection” on page S-36.

There can be no assurance that the methodology used to select the basket stocks will result in a positive basket return. In fact, consideration of the likelihood of an increase in the basket stocks’ prices during the term of your notes was not part of the selection process. If the basket return is negative, you would lose a portion of your investment in the notes and may lose your entire investment depending on the performance of the basket. Further, the basket to which your notes are linked may not perform as well as a basket of infrastructure stocks selected using a different selection methodology.

The Basket Is Static and Was Selected Using Data as of December 31, 2016, Not as of the Trade Date

The basket stocks were selected by Kensho based on data as of December 31, 2016.  If the basket stocks had been selected using data on a different date, the basket may have contained different stocks, and those stocks may have resulted in higher payment at maturity.  The basket also is static, meaning that the constituents of the basket generally will not change even if the selection criteria are not satisfied on a later date, for example, if an issuing company’s future Form 10-K no longer contains one of the search terms in the applicable sections, if an issuing company ceases to reference a product or service of such company in the applicable sections that relates to a search term that appears in such filing or the issuing company no longer satisfies the market capitalization or 3-month average daily traded value thresholds.  In addition, because the basket was selected using data prior to the trade date, the closing prices and other financial metrics used in the selection process have not been updated as of the trade date.  Thus, a stock that was ineligible for selection at the time the basket was selected may be eligible as of the trade date and a stock that was included in the basket may not have been eligible for inclusion in the basket if the basket had been selected using data as of the trade date.  As a result, there can be no assurance that the basket will perform as well as one selected using data as of the trade date or one selected using a different date.

The Calculation Agent May be Required to Replace a Basket Stock if the Existing Basket Stock Experiences Certain Corporate Events

If a reorganization event with respect to a basket stock or a basket stock issuer occurs during the life of your notes and anti-dilution protection is not available (see “—You Have Limited Anti-Dilution Protection”), e.g., the basket stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, the calculation agent in its sole discretion may replace such basket stock.  The replacement of any basket stock may have an adverse impact on the value of the basket.

A Decrease in the Price of One Basket Stock May Offset Increases in the Other Basket Stocks on the Determination Date

The cash settlement amount is based on the stock returns of the 35 basket stocks. Thus, declines in the price of one basket stock may offset changes in the prices of the other basket stocks that are positive.  As a result, the basket return could be negative even if relatively few of the basket stocks experience a decrease in their closing prices.  Consequently, you could lose a portion of your investment in the notes and may lose your entire investment depending on the performance of the basket.

Your Notes Are Linked to the Basket Stocks and Therefore the Price Movements
of Those Stocks

Your notes are linked to the 35 basket stocks, and the return on your notes is therefore affected by the movements in the market prices of those stocks.  Each issuer of a basket stock faces its own business risks and challenges, which may adversely affect the basket stock’s stock price.  In addition, the basket stocks will not change (except as described below under “Specific Terms of Your Notes — Anti-Dilution Adjustments — Reorganization Events”), and your notes will remain linked to the basket stocks even if one or more of the basket stock issuers is experiencing severe business risks and challenges.  It is possible that large declines in the prices of one or more basket stocks could affect the basket return such that you would lose a portion or your entire investment in the notes.

If the Level of the Basket Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the basket.  Changes in the level of the basket may not result in a comparable change in the market value of your notes.  This is because your cash settlement amount at maturity will be based only on the final basket level.  If the basket return is negative (i.e., the final basket level is less than the initial basket level), you could lose all or a substantial portion of your investment in the notes.  We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” and “— The Potential for the Value of Your Notes to Increase Will Be Limited” above.

The Basket Stocks Are Concentrated in the Infrastructure Industry; Nevertheless, the Basket May Not Include Stocks of Certain Companies That Provide Products and Services Related to the Infrastructure Industry or May Include Companies That Derive Significant Revenue from Non-Infrastructure Related Products or Services

The basket is comprised of 35 U.S. exchange-listed stocks of companies in the infrastructure industry. Because the companies are concentrated in the infrastructure industry, the basket is more likely to be adversely affected by the negative performance of this industry than a basket that has more diversified holdings across a larger number of industries. Although your investment in the notes will not result in the ownership or other direct interest in the basket stocks that comprise the basket, the return on your investment in the notes will be subject to certain risks and other factors similar to those associated with direct investments in the industry represented by the basket stocks. For example, factors affecting companies in the infrastructure industry include high interest costs in connection with capital construction programs, high degrees of leverage, costs associated with governmental, environmental and other regulations, the effects of economic slowdowns, increased competition from other providers of services, uncertainties concerning costs, the level of government spending on infrastructure projects and other factors. Infrastructure companies may be adversely affected by commodity price volatility, changes in exchange rates, import controls, depletion of resources, technological developments and labor relations. In addition, certain companies may be adversely affected by changes in the supply of and demand for products and services, product obsolescence, claims for environmental damage or product liability and general economic conditions, among other factors. Further, there is also the risk that corruption may negatively affect publicly funded infrastructure projects, resulting in delays and cost overruns. Infrastructure issuers can be significantly affected by government spending policies (which could change materially from time to time) because companies involved in this industry rely to a significant extent on U.S. and other government demand for their products.

Notwithstanding the above, the basket does not include stocks of certain companies that provide products and services related to the infrastructure industry.  In order to identify companies in the infrastructure industry, the basket stocks are selected using, in part, a limited keyword search. However, if a company provides products and services related to the infrastructure industry but does not include at least one of the specified keywords in its most recent Form 10-K, its stock is not included in the basket. Similarly, a company in the infrastructure industry that includes a slightly different version of a specified keyword, such as a plural form, an alternate spelling or synonymous terminology, is also eliminated in the basket selection process.  This methodology excludes companies from certain industries that produce infrastructure-related products or services and includes only a small number of companies from others.  For example, the basket does not include any telecommunications companies and includes only a small number of companies in the utilities and energy industries even though companies concentrated in these industries are heavily involved in the production of infrastructure-related products and services. Further, the basket includes companies that derive significant revenue from non-infrastructure related products and services. A company is included in the basket so long as it includes a specified keyword and states that it provides a product or service related to the relevant keyword and the basket objective in its most recent Form 10-K, even if the company derives the majority of its revenue from products and services outside of the infrastructure industry.  The inclusion of companies that derive significant revenue from non-infrastructure related products and services could cause the level of the basket to decrease even if the company’s revenue from infrastructure-related products or services increases or the performance of the infrastructure industry generally increases.

There is No Affiliation Between the Basket Stock Issuers and Us. The Goldman Sachs Group, Inc. Owns a Non-Controlling Interest in Kensho

Goldman Sachs is not affiliated with the basket stock issuers.  As we have specified below, however, we or our affiliates may currently or from time to time in the future engage in business with the basket stock issuers. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the basket stock issuers. You, as an investor in your notes, should make your own investigation into the basket stock issuers. See “The Basket” on page S-35 below for additional information about the basket.

None of the basket stock issuers are involved in this offering of your notes in any way, and none of them have any obligation of any sort with respect to your notes.  Thus, none of the basket stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your notes.

You should be aware that The Goldman Sachs Group, Inc., our parent company and guarantor of the notes, owns a non-controlling interest in Kensho, which selected the basket stocks using the selection criteria described under “The Basket - Selection” on page S-36.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs expects to hedge our obligations under the notes by purchasing futures and/or other instruments linked to the basket or the basket stocks.  Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the basket or the basket stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes.  Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other basket-linked notes whose returns are linked to changes in the level of the basket or the basket stocks.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions.  These activities may be undertaken to achieve a variety of objectives, including:  permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the levels of the basket — directly or indirectly by affecting the price of the basket stocks— and therefore the market value of your notes and the amount we will pay on your notes, if any, at maturity.  In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes.  Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines. In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals.  As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender.  In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets.  Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the basket or basket stocks.  Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.

Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers.  These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products.  Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise.  The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of the basket or basket stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated.  Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers.  By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments.  As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

If Goldman Sachs becomes a holder of any securities of the basket or basket stocks in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments.  They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments.  These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument.  Any of these recommendations and views may be negative with respect to the basket or basket stocks or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets.  In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the basket or basket stocks, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Basket Stock Issuers or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the basket stock issuers, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing.  These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports.  You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the basket or basket stocks, as applicable, and that such actions could be adverse to the interests of investors in the notes.  In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information.  Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce Goldman Sachs’ existing exposure to the basket or basket stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering.  An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the basket or basket stocks, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs.  In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions.  The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms.  The interests of other investors may, in some circumstances, be adverse to your interests.  For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, basket, basket stocks or other similar securities, which may adversely impact the market for or value of your notes.

As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes, When Your Notes Mature, and the Amount You Receive at Maturity

As calculation agent for your notes, GS&Co. will have discretion in making various determinations that affect your notes, including determining: the final basket level, which we will use to determine the amount we must pay, if any, on the stated maturity date; the stock price of each basket stock, specifically whether and how to make anti-dilution adjustments to the final stock price of each basket stock; whether a trigger event has occurred; whether to postpone the determination date because of a market disruption event or a non-trading day; the default amount and any cash settlement amount.  The calculation agent also has discretion in making certain adjustments relating to a modification of the basket. The exercise of this discretion by GS&Co. could adversely affect the value of your notes and may present GS&Co. with a conflict of interest.  We may change the calculation agent at any time without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes.  Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial.

You Have Limited Anti-Dilution Protection

GS&Co., as calculation agent for your notes, will adjust the final basket stock prices for stock splits, reverse stock splits, stock dividends, regular cash dividends, extraordinary dividends, reorganization events and other events that affect the basket stock issuer’s capital structure, but only in the situations we describe in “Specific Terms of Your Notes — Anti-dilution Adjustments” below. The calculation agent will not be required to make an adjustment for every corporate event that may affect the basket stocks. For example, the calculation agent will not adjust any final basket stock price for events such as an offering of the basket stock for cash by the basket stock issuer, a tender or exchange offer for the basket stock at a premium to its then-current market price by the basket stock issuer or a tender or exchange offer for less than all outstanding shares of the basket stock issuer by a third party.  In addition, the calculation agent will determine in its sole discretion whether to make adjustments with respect to certain corporate or other events as described under “Specific Terms of Your Notes — Anti-Dilution Adjustments — Reorganization Events” below.  Those events or other actions by the basket stock issuer or a third party may nevertheless adversely affect the market price of the basket stocks and, therefore, adversely affect the value of your notes.

You Have No Shareholder Rights or Rights to Receive any Basket Stock

Investing in your notes will not make you a holder of any of the basket stocks.  Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to those basket stocks. Your notes will be paid in cash to the extent any amount is payable at maturity, and you will have no right to receive delivery of any of the basket stocks constituting the basket.

The Calculation Agent Can Postpone the Determination Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

If the calculation agent determines that, on a date that would otherwise be the determination date, a market disruption event occurs or is continuing with respect to any basket stock or that day is not a trading day with respect to any basket stock, the determination date will be postponed as provided under “Specific Terms of Your Notes — Determination Date” on page S-25.  In no event, however, will the determination date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date. Moreover, if the determination date is postponed to the last possible day and a market disruption event occurs or is continuing with respect to a basket stock that has not yet had a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such basket stock, that day will nevertheless be the determination date. In such a case, the calculation agent will determine the applicable final stock prices on the determination date based on the procedures described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” below.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes.  This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax.  Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.  We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences — United States Holders — Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, we intend to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page S-40 below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.  Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 22, 2015, and  references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated December 22, 2015, for Medium-Term Notes, Series E, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc.  Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series E”, that we may issue under the indenture from time to time as described in the accompanying prospectus supplement and accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series E medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described under “Summary Information” in this prospectus supplement, the following terms will apply to your notes:

No interest:  we will not pay interest on your notes

Specified currency:

•                  U.S. dollars (“$”)

Form of note:

•                  global form only: yes, at DTC

•                  non-global form available: no

Denominations: each note registered in the name of a holder must have a face amount of $10 or an integral multiple of $10 in excess thereof

Minimum purchase amount: In connection with the initial offering of the notes, the minimum face amount of notes that may be purchased by any investor is $1,000.

Defeasance applies as follows:

•                  full defeasance: no

•                  covenant defeasance: no

Other terms:

•                  the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•                  a business day for your notes will not be the same as a business day for our other Series E medium-term notes, as described under “— Special Calculation Provisions” below

•                  a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade date, issue price, discount or commission and net proceeds to GS Finance Corp. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the offered notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement.  If you have purchased your notes in a market-making transaction after the initial issuance and sale of the offered notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Basket, Basket Stocks and Basket Stock Issuers

In this prospectus supplement, when we refer to the basket, we mean the basket specified in “Key Terms” on page S-3 and as described under “The Basket” on page S-35. When we refer to the basket stocks as of any time, we mean the 35 common stocks or ordinary shares that constitute the basket listed and selected as described under “The Basket” on page S-35, after giving effect to any adjustments specified in “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-26.  When we refer to a basket stock issuer at any time, we mean the issuer of a basket stock.

Payment of Principal on Stated Maturity Date

The cash settlement amount for each $10 face amount of your notes outstanding on the stated maturity date will be an amount in cash, if any, equal to:

•                  if the final basket level is greater than or equal to the cap level, the maximum settlement amount;

•                  if the final basket level is greater than the initial basket level but less than the cap level, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) the upside gearing times (c) the basket return;

•                  if the final basket level is equal to or less than the initial basket level but greater than or equal to the downside threshold, $10; or

•                  if the final basket level is less than the downside threshold, the sum of (i) $10 plus (ii) the product of (a) the basket return times (b) $10, resulting in a loss proportionate to the negative basket return.

The basket return is calculated by subtracting the initial basket level from the final basket level and dividing the result by the initial basket level, with the quotient expressed as a positive or negative percentage. The upside gearing is 2.0. The cap level is 115.00% of the initial index level.  The cap level represents (i) the maximum return divided by the upside gearing plus (ii) 100% and is the level of the basket at or above which you will receive the maximum settlement amount. If the final basket level is greater than the cap level (in which case the product of the basket return times the upside gearing is greater than the maximum return), you will not receive more than the maximum settlement amount. The maximum settlement amount is $13.00, which corresponds to an expected maximum return on the notes of 30.00%.

The initial basket level is 100. The calculation agent will determine the final basket level, which will be the closing level of the basket on the determination date. The downside threshold is 85.00, which is 85.00% of the initial basket level (rounded to the nearest one-hundredth). A trigger event will occur if the final basket level is less than the downside threshold.

The closing level of the basket on any trading day is the sum of the following, for each of the basket stocks: the product of (i) the quotient of (a) the stock price of such basket stock divided by (b) the initial stock price for such basket stock times the (ii) the initial weighted value for such basket stock. For each of the basket stocks, the initial weighted value is equal to the product of the initial weight of such basket stock times the initial basket level. The calculation agent will have discretion to adjust the closing level of the basket on the determination date or to determine it in a different manner as described under “— Consequences of a Market Disruption Event” below.

Stated Maturity Date

The stated maturity date is March 31, 2020, unless that day is not a business day, in which case the stated maturity date will be postponed to the next following business day. If the determination date is postponed as described under “— Determination Date” below, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Determination Date

The determination date is March 26, 2020, unless the calculation agent determines that a market disruption event with respect to a basket stock occurs or is continuing on such day or such day is not a trading day with respect to a basket stock.  In that event, the determination date will be the first following trading day on which the calculation agent determines that, on or subsequent to such originally scheduled determination date, each basket stock has had at least one trading day on which no market disruption event has occurred or is continuing and the stock price of each of the basket stocks will be determined on or prior to the postponed determination date as set forth under “Consequences of a Market Disruption Event or a Non-Trading Day” below. (In such case, the determination date may differ from the date on which the stock prices of one or more basket stocks are determined for the purpose of the calculations to be performed on the determination date.)  In no event, however, will the determination date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date.  On such last possible determination date, if a market disruption event occurs or is continuing with respect to a basket stock that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such basket stock, that day will nevertheless be the determination date.

Consequences of a Market Disruption Event or a Non-Trading Day

If a market disruption event relating to one or more basket stocks occurs or is continuing on a day that would otherwise be the originally scheduled determination date or such day is not a trading day, the calculation agent will calculate the final basket level by using:

•                  for each basket stock that did not suffer a market disruption event on the originally scheduled determination date, the stock price of such basket stock on such date as quoted on the exchange on which such basket stock has its primary listing, as determined by the calculation agent in its sole discretion as of the originally scheduled determination date; and

•                  for each basket stock that did suffer a market disruption event on the originally scheduled determination date, the closing price of such basket stock on the first trading day following the originally scheduled determination date on which no market disruption event exists for such basket stock or, if there is no such trading day prior to the last possible day, on the postponed determination date described under “—Determination Date” above.

If such market disruption continues through the last possible day (or such date is not a trading day for such basket stock) and if the calculation agent determines that any stock price that must be used to determine the basket return was not available on any day from the originally scheduled determination date through the last possible day because of the market disruption event or for any other reason, then the calculation agent will determine the basket return based on its assessment, made in its sole discretion in good faith, of the return of the basket or any relevant stock price on such last possible day.  For the avoidance of doubt, once the stock price for one or more basket stocks is determined for the determination date, the occurrence of a later market disruption event or non-trading day with respect to such basket stock or basket stocks will not alter such calculation.

Anti-Dilution Adjustments

The calculation agent will adjust the final basket stock price as described below, but only if an event described under one of the five subsections beginning with “— Stock Splits” below occurs with regard to that basket stock and only if the relevant event occurs during the period described under the applicable subsection.

The adjustments described below do not cover all events that could affect the final stock price of each basket stock, such as a basket issuer tender or exchange offer for the basket stock at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of the basket stock.  We describe the risks relating to dilution under “Additional Risk Factors Specific to Your Notes — You Have Limited Anti-Dilution Protection” above.

How Adjustments Will Be Made

In this prospectus supplement, we refer to anti-dilution adjustment of the final stock price of each basket stock.  If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment by taking the following steps:

•                  Step One.  The calculation agent will adjust the reference amount.  This term refers to the amount of the basket stock or other property for which the final stock price for such basket stock is to be determined on the determination date.  For example, if no adjustment is required, the reference amount will be one share of the basket stock.  In that case, the final stock price for such basket stock will be the closing price of one share of the basket stock on the determination date.   We describe how the closing price will be determined under “— Special Calculation Provisions” below.

If an adjustment is required because one of the dilution events described in the first four subsections below — these involve stock splits, reverse stock splits, other dividends and distributions and issuances of transferable rights and warrants — occurs, then the adjusted reference amount may be, for example, two shares of the basket stock or one half share of the basket stock, depending on the event.  In that example, the final stock price for such basket stock would be the closing price, on the determination date, of two shares of the basket stock or a half share of the basket stock, as applicable.

If an adjustment is required because one of the reorganization events described under “— Reorganization Events” below — these involve events in which cash, securities or other property is distributed in respect of the basket stock — occurs, then the basket stock will be removed from the basket or the reference amount will be adjusted, in each case as described under “— Adjustments for Reorganization Events” below .

The manner in which the calculation agent adjusts the reference amount in step one will depend on the type of dilution event requiring adjustment.  These events and the nature of the required adjustments are described in the six subsections that follow.

•                  Step Two.  Having adjusted the reference amount in step one, the calculation agent will determine the final stock price for such basket stock, which will be the closing price of one share of the basket stock multiplied by the adjusted reference amount on the determination date.

However, if the reference amount was adjusted due to the occurrence of a reorganization event such that the reference amount is now made up of distribution property, the final stock price for such basket stock will be the total value of such distribution property (as further adjusted due to any subsequent dilution events) on the determination date as determined by the calculation agent in the manner described under “— Adjustments for Reorganization Events” below.

•                  Step Three.  Having determined the final stock price for such basket stock in step two, the calculation agent will use this price to calculate the cash settlement amount.

If more than one event requiring adjustment of the final stock price for such basket stock occurs, the calculation agent will first adjust the reference amount as described in step one above for each event, sequentially, in the order in which the events occur, and on a cumulative basis.  Thus, having adjusted the reference amount for the first event, the calculation agent will repeat step one for the second event, applying the required adjustment to the reference amount as already adjusted for the first event, and so on for each subsequent event.  Having adjusted the reference amount for all events, the calculation agent will then take the remaining applicable steps in the process described above, determining the final stock price for such basket stock using the reference amount as sequentially and cumulatively adjusted for all the relevant events.  The calculation agent will make all required determinations and adjustments no later than the determination date.

The calculation agent will adjust the reference amount for each reorganization event described under “— Reorganization Events” below.  For any other dilution event described below, however, the calculation agent will not be required to adjust the reference amount unless the adjustment of the reference amount would result in a change of at least 0.1% in the final basket stock price that would apply without the adjustment.  The final basket stock price resulting from any adjustment of the reference amount will be rounded up or down, as appropriate, to the nearest ten-thousandth, with five hundred-thousandths being rounded upward — e.g., 0.12344 will be rounded down to 0.1234 and 0.12345 will be rounded up to 0.1235.

If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder, GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor, relative to your notes, that results solely from that event.  The calculation agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result.  The calculation agent will make all determinations with respect to anti-dilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion.  In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent.  The calculation agent will provide information about the adjustments it makes upon written request by the holder.

In this prospectus supplement, when we say that the calculation agent will adjust the reference amount for one or more dilution events, we mean that the calculation agent will take all the applicable steps described above with respect to those events.

The following subsections describe the dilution events for which the reference amount is to be adjusted. Each subsection describes the manner in which the calculation agent will adjust the reference amount — the first step in the adjustment process described above — for the relevant event.

Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth less as a result of a stock split.

If a basket stock is subject to a stock split, then the calculation agent will adjust the reference amount to equal the sum of the prior reference amount — i.e., the reference amount before that adjustment — plus the product of (1) the number of additional shares issued in the stock split with respect to one share of the basket stock times (2) the prior reference amount.  The reference amount — and thus the final stock price for such basket stock — will not be adjusted, however, unless the first day on which the basket stock trades without the right to receive the stock split occurs after the trade date and on or before the determination date.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity.  Each outstanding share will be worth more as a result of a reverse stock split.

If a basket stock is subject to a reverse stock split, then once the reverse stock split becomes effective, the calculation agent will adjust the reference amount to equal the product of the prior reference amount times the quotient of (1) the number of shares of the basket stock outstanding immediately after the reverse stock split becomes effective divided by (2) the number of shares of the basket stock outstanding immediately before the reverse stock split becomes effective.  The reference amount — and thus the final stock price for such basket stock — will not be adjusted, however, unless the reverse stock split becomes effective after the trade and on or before the determination date.

Other Dividends and Distributions

The reference amount will not be adjusted to reflect dividends or other distributions paid with respect to a basket stock, other than:

•                  issuances of transferable rights and warrants as described under “— Transferable Rights and Warrants” below,

•                  distributions that are spin-off events described under “— Reorganization Events” below, and‚ extraordinary dividends described below.

A dividend or other distribution with respect to a basket stock will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the basket stock by an amount equal to at least 10% of the stock price of the basket stock on the first trading day before the ex-dividend date.

If an extraordinary dividend occurs with respect to a basket stock, the calculation agent will adjust the reference amount to equal the product of (1) the prior reference amount times (2) a fraction, the numerator of which is the stock price of the basket stock on the trading day before the ex-dividend date and the denominator of which is the amount by which that stock price exceeds the extraordinary dividend amount.  The reference amount — and thus the final stock price for such basket stock — will not be adjusted, however, unless the ex-dividend date occurs after the trade date and on or before the determination date.

The extraordinary dividend amount with respect to an extraordinary dividend for the basket stock equals:

•                  for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the basket stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the basket stock, or

•                  for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent in its sole discretion.  A distribution on a basket stock that is an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the final stock price for such basket stock only as described under “— Transferable Rights and Warrants” below or “— Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If a basket stock issuer issues transferable rights or warrants to all holders of the basket stock to subscribe for or purchase the basket stock at an exercise price per share that is less than the stock price of the basket stock on the trading day immediately before the ex-dividend date for the issuance, then the reference amount will be adjusted by multiplying the prior reference amount by the following fraction:

•                  the numerator will be the number of shares of the basket stock outstanding at the close of business on the day immediately before that ex-dividend date plus the number of additional shares of the basket stock offered for subscription or purchase under those transferable rights or warrants, and

•                  the denominator will be the number of shares of the basket stock outstanding at the close of business on the day immediately before that ex-dividend date plus the number of additional shares of the basket stock that the aggregate offering price of the total number of shares of the basket stock so offered for subscription or purchase would purchase at the closing price of the basket stock on the trading day immediately before that ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the trading day immediately before that ex-dividend date.

The reference amount — and thus the final stock price for such basket stock — will not be adjusted, however, unless the ex-dividend date described above occurs after the trade date and on or before the determination date.

Reorganization Events

Each of the following is a reorganization event:

•                  a basket stock is reclassified or changed,

•                  a basket stock issuer has been subject to a merger, consolidation, amalgamation, binding share exchange or other business combination and either is not the surviving entity or is the surviving entity but all of the outstanding shares of the basket stock are reclassified or changed,

•                  a basket stock has been subject to a takeover offer, tender offer, exchange offer, solicitation proposal or other event by another entity or person to purchase or otherwise obtain all of the outstanding shares of the basket stock such that all of the outstanding shares of the basket stock (other than shares of the basket stock owned or controlled by such other entity or person) are transferred, or irrevocably committed to be transferred, to another entity or person,

•                  a basket stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

•                  a basket stock issuer effects a spin-off — that is, issues to all holders of the basket stock equity securities of another issuer, other than as part of an event described in the four bullet points above,

•                  the basket stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or

•                  any other corporate or similar events that affect or could potentially affect market prices of, or shareholders’ rights in, the basket stock or distribution property, which will be substantiated by an official characterization by either the Options Clearing Corporation with respect to options contracts on the basket stock or by the primary securities exchange on which the basket stock or listed options on the basket stock are traded, and will ultimately be determined by the calculation agent in its sole discretion.

Adjustments for Reorganization Events

If a reorganization event described in bullets 2, 3, 4, 6 or 7 under “—Reorganization Events” above occurs, then the calculation agent will adjust the reference amount as follows:  (i) the basket stock that is the subject of the reorganization event will be removed from the basket and (ii) the value of the distribution property distributed in respect of the basket stock subject to the reorganization event will be deemed to be reinvested in the remaining basket stocks pro rata (based on the reference amounts and the closing prices for such remaining basket stocks on the day before the reorganization event becomes effective, or the “reinvestment date”) and the reference amount for each remaining basket stock will be adjusted accordingly. The value of the basket stock subject to the reorganization event will be the reference amount for such basket stock, as it may have been adjusted for any previous anti-dilution events, multiplied by the value of the distribution property distributed in respect of one share of the basket stock in the reorganization event. Such pro rata distributions will increase the reference amounts of the remaining basket stocks. We define the term “distribution property” below.

However, if a reorganization event described in bullets 1 or 5 under “—Reorganization Events” above occurs, the calculation agent will adjust the reference amount so that it consists of the amount of each type of distribution property distributed in respect of one share of the basket stock — or in respect of whatever the prior reference amount may be — in the reorganization event. For purposes of the three step adjustment process described under “— How Adjustments Will Be Made” above, the distribution property so distributed will be deemed to be the reference amount adjusted as described in step one, the value of the adjusted reference amount on the determination date will be deemed to be the final stock price for such basket stock described in step two and the calculation agent will determine the cash settlement amount based on the final stock price for such basket stock as described in step three.

The calculation agent will determine the value of each type of distribution property, in its sole discretion.  For any distribution property consisting of a listed security, the calculation agent will use the stock price for the security on the determination date.  The calculation agent may value, on the determination date or reinvestment date, other types of property in any manner it determines, in its sole discretion, to be appropriate.

If a holder of the basket stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

If a reorganization event occurs and the calculation agent adjusts the reference amount to consist of the distribution property distributed in the reorganization event, as described above, the calculation agent will make any further anti-dilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new reference amount.  The calculation agent will do so to the same extent that it would make adjustments if the basket stock were outstanding and were affected by the same kinds of events.  If a subsequent reorganization event affects only a particular component of the reference amount, the required adjustment will be made with respect to that component, as if it alone were the reference amount.

The calculation agent will not make any adjustment for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the trade date and on or before the determination date.

Distribution Property.  When we refer to distribution property, we mean the cash, securities and other property or assets distributed in a reorganization event in respect of one outstanding share of a basket stock — or in respect of whatever the applicable reference amount may then be if any anti-dilution adjustment has been made in respect of a prior event.  In the case of a spin-off or any other reorganization event after which a basket stock remains outstanding, the distribution property also includes one share of the basket stock — or other applicable reference amount — in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for the basket stock as described above.  Consequently, when we refer to a basket stock, we mean any distribution property that is distributed in a reorganization event and comprises the adjusted reference amount.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series E medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each of your notes as the outstanding principal amount of that note. Although the terms of your notes differ from those of the other Series E medium-term notes, holders of specified percentages in principal amount of all Series E medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series E medium-term notes, including your notes, except with respect to certain Series E medium-term notes if the terms of such notes specify that the holders of specified percentages in principal amount of all of such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series E medium-term notes, accelerating the maturity of the Series E medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority in principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment or delivery on your note at maturity will be made to an account designated by the holder of your note and approved by us, or at the office of the trustee in New York City, but only when your note is surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series E medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the basket, market disruption events, the basket stock prices, particularly whether and how to make anti-dilution adjustments to the final stock price of the basket stocks, business days, trading days, postponement of the determination date and the stated maturity date, the final basket level, the basket return, the default amount and the cash settlement amount on your notes at maturity.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that GS&Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Calculation of Interest on Debt Securities — Business Days” on page 16 in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to a basket stock, we mean a day on which the exchange on which such basket stock has its primary listing is open for trading.

Default Amount

The default amount for your notes on any day (except as provided in the last sentence under “—Default Quotation Period” below), will be an amount in the specified currency for the face amount of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•                  the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•                  the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we or the calculation agent may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•                  no quotation of the kind referred to above is obtained, or

•                  every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•                  A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•                  P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

Any of the following will be a market disruption event with respect to any basket stock on any given trading day:

•                  a material limitation, suspension, or disruption of trading in such basket stock which results in a failure by the exchange on which such basket stock has its primary listing to report a stock price for such basket stock on such trading day,

•                  failure by the exchange on which such basket stock has its primary listing or other price source to announce or quote the stock price for such basket stock on such trading day, or

•                  trading in any basket stock on the exchange on which such basket stock has its primary listing is suspended or interrupted subsequent to the opening of trading and trading in such basket stock does not recommence at least ten minutes prior to, and continue until, the regularly scheduled close of trading in such basket stock.

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds” and “Hedging” below.

The following events will not be market disruption events:

•                  a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•                  a decision to permanently discontinue trading in the option or futures contracts relating to the basket stock.

In this subsection about market disruption events, references to the basket stocks include securities that are part of any adjusted reference amount, as determined by the calculation agent in its sole discretion.

USE OF PROCEEDS

We will lend the net proceeds from the sale of the offered notes to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. will use the proceeds from such loans for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

HEDGING

In anticipation of the sale of the offered notes, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of some or all of the basket stocks, or listed or over-the-counter options, futures or other instruments linked to the basket or basket stocks before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates may enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to the basket or basket stocks. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•                  expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the basket or some or all of the basket stocks,

•                  may take or dispose of positions in the securities of the basket stock issuers themselves,

•                  may take short positions in the basket stocks or other securities of the kind described above— i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the basket or basket stocks. We expect these steps to involve sales of instruments linked to the basket on or shortly before the determination date. These steps may also involve sales and/or purchases of some or all of the basket stocks, or listed or over-the-counter options, futures or other instruments linked to the basket or basket stocks.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity.  See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

THE BASKET

General

The basket is comprised of the 35 basket stocks listed under “- Composition” below that are equally weighted.  These basket stocks were selected by Kensho Technologies Inc. (“Kensho”) using the steps described under “— Selection” below

Composition

The following table lists each of the basket stocks and their corresponding Bloomberg ticker, type of security, primary listing and initial stock price. Each basket stock has an initial weight in the basket of approximately 2.857%. Each basket stock issuer faces its own business risks and other competitive factors.  All of those factors may affect the basket return, and, consequently, the amount payable on your notes, if any, on the stated maturity date.

Bloomberg Ticker	Corporation	Type of Security	Primary Listing as of the Trade Date	Initial Stock Price (USD)
FLS	Flowserve Corp.	Common Stock	NYSE	$47.18
IEX	Idex Corp.	Common Stock	NYSE	$92.24
MWA	Mueller Water Products, Inc.	Common Stock	NYSE	$11.65
PNR	Pentair plc	Ordinary Shares	NYSE	$62.76
RXN	Rexnord Corp.	Common Stock	NYSE	$22.74
XYL	Xylem Inc.	Common Stock	NYSE	$49.67
VVC	Vectren Corp.	Common Stock	NYSE	$58.46
ACM	AECOM	Common Stock	NYSE	$34.52
ASTE	Astec Industries, Inc.	Common Stock	The NASDAQ National Market	$59.85
EME	EMCOR Group, Inc.	Common Stock	NYSE	$61.65
EXP	Eagle Materials Inc.	Common Stock	NYSE	$97.37
GVA	Granite Construction Incorporated	Common Stock	NYSE	$46.88
HW	Headwaters Incorporated	Common Stock	NYSE	$23.43
MDU	MDU Resources Group, Inc.	Common Stock	NYSE	$26.98
MLM	Martin Marietta Materials, Inc.	Common Stock	NYSE	$209.92
SUM	Summit Materials, LLC	Class A Common Stock	NYSE	$23.47
TPC	Tutor Perini Corporation	Common Stock	NYSE	$29.70
TTEK	Tetra Tech, Inc.	Common Stock	The NASDAQ Stock Market LLC	$39.90
VMC	Vulcan Materials Company	Common Stock	NYSE	$114.60
CCI	Crown Castle International Corp.	Common Stock	NYSE	$94.58
UNIT	Uniti Group Inc.	Common Stock	The Nasdaq Global Select Market	$25.72
DY	Dycom Industries, Inc.	Common Stock	NYSE	$91.62
MTZ	Mastec, Inc.	Common Stock	NYSE	$39.10
PWR	Quanta Services Inc.	Common Stock	NYSE	$36.48
COMM	CommScope Holding Company, Inc.	Common Stock	The Nasdaq Global Select Market	$41.18
ROCK	Gibraltar Industries, Inc.	Common Stock	The Nasdaq Global Select Market	$40.40
SEMG	SemGroup Corporation	Class A Common Stock	NYSE	$33.55
VLO	Valero Energy Corp.	Common Stock	NYSE	$66.29
VMI	Valmont Industries Inc.	Common Stock	NYSE	$152.00
KN	Knowles Corp	Common Stock	NYSE	$19.04
MMM	3M Company	Common stock	NYSE	$190.99
LITE	Lumentum Holdings Inc.	Common Stock	The Nasdaq Global Select Market	$54.70
AGX	Argan Inc.	Common Stock	NYSE	$65.20
JEC	Jacobs Engineering Group Inc.	Common Stock	NYSE	$54.19
USCR	US Concrete Inc.	Common Stock	The Nasdaq Capital Market	$61.15

Each basket stock issuer is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission.  Periodic reports, proxy and information statements and other information filed by the basket stock issuers can be inspected and copied at the Public Reference Room maintained by the Commission at 100 F Street, N.W.  Washington, DC 20549, and the public may obtain information on the public reference room from the Commission by calling 1-800-SEC-0330, and such reports and filings are available at sec.gov.

You should make your own investigation of the basket stocks by reading these reports and filings to understand the risks of each of the basket stocks.

Selection

The basket stocks were selected by Kensho using the following steps:

1.             Kensho identified all equity securities (excluding depositary receipts) that, as of December 31, 2016:

a.             were listed on either (i) the New York Stock Exchange (“NYSE”) or (ii) one of the Nasdaq markets (in each case, “NASDAQ”); and

b.            were issued by a company that filed its most recent annual report with the U.S. Securities and Exchange Commission on Form 10-K (as opposed to another form).

2.             As of the same date, for each identified security, Kensho determined whether its issuing company included at least one pre-defined, infrastructure-themed search term in Item 1 (Business) or Item 7 (Management’s Discussion and Analysis of Financial Condition and Results of Operations) of its most recent Form 10-K. Any security of an issuing company that did not include one of such terms in Item 1 or Item 7 of its most recent Form 10-K was eliminated. Kensho’s infrastructure-themed search terms that were used for this purpose are listed under “— Search Terms” below.

3.             For each remaining security, Kensho determined whether its issuing company included, in Item 1 (Business) or Item 7 (Management’s Discussion and Analysis of Financial Condition and Results of Operations) of its most recent Form 10-K, a reference to a product or service that is, as described therein:

a.             related to the infrastructure-themed search term(s) that was identified in step 2; and

b.            used in a manner that is related to the basket objective, which is to capture those companies providing a product or service related to:

•      road construction and related infrastructure;

•      bridge construction and related infrastructure;

•      tunnel construction and related infrastructure;

•      airport construction and related infrastructure;

•      electrical grid transmission construction and related infrastructure;

•      railroad track or railroad signaling construction and related infrastructure;

•      wired or wireless telecommunications transmission construction and related infrastructure; or

•      construction and related infrastructure for water grid distribution, water control, water storage or water desalination.

Any security of an issuing company that did not include such reference was eliminated.

4.             If more than one class of a company’s equity securities remained after step 3, Kensho eliminated each class except the most liquid class. For this purpose, the most liquid class of a company’s equity securities is the class with the highest 3-month average daily traded value (“3-month ADTV”) as of December 31, 2016. The 3-month ADTV is calculated as the average of the number of shares traded each day multiplied by that day’s volume-weighted average price over the 63 trading days prior to December 31, 2016.

5.             Kensho then eliminated the securities of any company that did not have a market capitalization of greater than $1 billion as of December 31, 2016. Market capitalization is calculated as the number of shares outstanding times the current market price of that stock.

6.             Finally, Kensho eliminated the securities of any company that did not have a 3-month ADTV of greater than $10 million as of December 31, 2016.

The 35 common stocks or ordinary shares that remained after these steps comprise the basket stocks for the basket.

Search Terms

Kensho used the following search terms for purposes of conducting steps 3 and 4 above:

construction aggregate	tunnel infrastructure	public infrastructure
construction aggregates	rail construction	aging infrastructure
aggregate product	rail infrastructure	infrastructure construction
aggregate products	railroad construction	construction management services
airport construction	railroad infrastructure	water infrastructure
airport infrastructure	concrete construction	water systems
bridge construction	concrete infrastructure	water management
bridge infrastructure	mechanical construction	water distribution
road construction	electrical construction	desalination
road infrastructure	telecom infrastructure	water storage facilities
highway construction	telecommunications infrastructure	water storage facility
highway infrastructure	public infrastructure
tunnel construction	infrastructure solutions

The words within a search term may be separated by punctuation, such as a hyphen, but must otherwise be adjacent.

Attribution and Disclaimers

© 2016 Kensho Technologies Inc. (“Kensho”) is the sponsor for the basket and The Goldman Sachs Group, Inc. licenses the basket owned by Kensho for the notes. All referenced names and trademarks are the property of their respective owners.

The notes are not sponsored, endorsed, sold or promoted by Kensho. The basket is determined, composed and calculated without regard to the notes, and Kensho has no obligation to take the needs of owners of the notes into consideration in determining, composing or calculating the basket. Kensho does not make any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in the notes particularly. KENSHO IS NOT IN THE BUSINESS OF PROVIDING INVESTMENT ADVICE OR PROMULGATING ANALYSES OR REPORTS ON THE VALUE OF SECURITIES AND THE ADVISABILITY OF INVESTING IN SECURITIES, SWAPS, SECURITY-BASED SWAPS OR OTHER COMMODITY INTERESTS. THE BASKET IS NOT AND SHOULD NOT BE CONSIDERED OR CONSTRUED AS INVESTMENT ADVICE.

Kensho shall have no liability whatsoever to any person (including, without limitation, any investor in any notes) who uses the basket or the level of the basket or its composition in any circumstances for any losses, damages, costs, charges, expenses or other liabilities howsoever arising, including, without limitation, liability for any special, punitive, indirect or consequential damages (including loss of business or loss of profit, loss of time and loss of goodwill), even if notified of the possibility of the same, arising in connection with the design, compilation, calculation, maintenance or sponsoring of the basket or in connection with any notes.

Initial Weight and Initial Weighted Value for Each Basket Stock

Each basket stock is equally weighted.  For each of the basket stocks, the initial weighted value is equal to the product of the initial weight of such basket stock times the initial basket level.

Calculation of the Basket

The initial basket level is 100.  The final basket level is the closing level of the basket on the determination date. The closing of the basket on the determination date is the sum of the following, for each of the basket stocks: the product of (i) the quotient of (a) the final stock price of the basket stock divided by (b) the initial stock price for such basket stock times (ii) the initial weighted value for such basket stock, except in the limited circumstances described under “— Consequences of a Market Disruption Event or a Non-Trading Day”.

Hypothetical Historical Closing Levels of the Basket

Because the basket is a newly created basket and its level was first calculated and published on the trade date, there is no actual historical information about the closing levels of the basket as of the date of this prospectus supplement.  Therefore, the hypothetical closing levels of the basket provided in the chart below were calculated from publicly available historical stock prices of each basket stock in accordance with the methodology of the basket and subject to several factors described below.

In order to help illustrate the potential performance of an investment based on the basket construction methodology for the notes, the hypothetical basket closing levels below were calculated over a period commencing on July 23, 2015 and ending on March 28, 2017 (the “calculation period”) using (i) the base level of 100 as of July 23, 2015, (ii) the closing prices of the basket stocks on each of the dates within such calculation period and (iii) equal initial weights and initial weighted values for each basket stock on each of the dates within such calculation period.

Hypothetical historical data on the performance of the basket prior to July 23, 2015 is not available, as one or more of the basket stocks did not exist prior to July 23, 2015. Therefore, no hypothetical historical data is available for the performance of the basket during market downturns (such as during the financial crisis that began in 2007/2008).  In general, market downturns have historically had a severe and negative effect on the infrastructure industry.

Many indices and exchange traded funds that track the infrastructure industry experienced severe declines in their levels and prices, as applicable, during the financial crisis that began in 2007/2008, and some have not yet returned to their pre-financial crisis levels or prices, as applicable.  For example, the SPDR S&P Global Infrastructure ETF, an exchange traded fund, is still trading at prices lower than its pre-financial crisis prices.   It is important to note that while these indices and exchange traded funds track stocks in the infrastructure industry, your notes are linked only to the performance of the basket, not these indices and exchange traded funds. The constituents of these indices and exchange traded funds are materially different from the basket and the basket stocks. Past performance of any other index or exchange traded fund, even those with constituents concentrated in the infrastructure industry, is not an indication of future performance of the basket or any of the basket stocks. See “There is Limited Hypothetical Historical Information About the Basket” on page S-15.

You should not take the hypothetical historical closing levels of the basket as an indication of the future levels of the basket. We cannot give you any assurance that the future performance of the basket for the notes will follow a pattern similar to that of the hypothetical historical closing levels of the basket shown below and we cannot give you any assurance that the future performance of the basket will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the basket.  The actual performance of the basket over the life of the offered notes, as well as the cash settlement amount at maturity may bear little relation to the historical levels shown below.

The actual closing level of the basket may, in the future, experience significant fluctuations.  Any upward or downward trend in the hypothetical closing level of the basket during any period shown above is not an indication that the actual basket level is more or less likely to increase or decrease at any time during the term of your notes.  The actual performance of the basket over the life of the notes, as well as the amount payable on the stated maturity date may bear little or no relation to the hypothetical levels shown above for the basket.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin LLP, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc.  In addition, it is the opinion of Sidley Austin LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•                  a dealer in securities or currencies;

•                  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•                  a bank;

•                  a life insurance company;

•                  a regulated investment company;

•                  a tax exempt organization;

•                  a partnership;

•                  a person that owns a note as a hedge or that is hedged against interest rate risks;

•                  a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

•                  a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•                  a citizen or resident of the United States;

•                  a domestic corporation;

•                  an estate whose income is subject to U.S. federal income tax regardless of its source; or

•                  a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as pre-paid derivative contracts in respect of the basket. Except as otherwise stated below, the discussion below assumes that the notes will be so treated.

Upon the sale, exchange or maturity of your notes, you should recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or maturity and your tax basis in your notes. Your tax basis in your notes will generally be equal to the amount that you paid for the notes.  Such capital gain or loss should generally be short-term capital gain or loss if you hold the notes for one year or less, and should be long-term capital gain or loss if you hold the notes for more than one year. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments.  There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments.

Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule.  This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any income you recognize upon the sale, exchange or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.

It is also possible that your notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above and you should consult your tax advisor with respect to the tax treatment of the notes.

Possible Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued.  You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder.  You are a United States alien holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•                  a nonresident alien individual;

•                  a foreign corporation; or

•                  an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

We will not attempt to ascertain whether any basket stock would be treated as a “United States real property holding corporation” (“USRPHC”), within the meaning of Section 897 of the Internal Revenue Code. If any underlying stocks included in the index were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a United States alien holder. You should refer to information filed with the SEC with respect to each basket stock and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of a particular underlying stock included in the index is or becomes a USRPHC.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Alien Holders” with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effects, that would cause payments at maturity on your notes to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible.  Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their tax advisors in this regard.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the basket stocks during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2018, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to FATCA withholding. However, according to published guidance, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the notes made before January 1, 2019.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan), and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

GS Finance Corp. has agreed to sell to GS&Co., and GS&Co. has agreed to purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement, and to certain securities dealers at such price less a concession not in excess of 2.50% of the face amount.

In connection with the initial offering of the notes, the minimum face amount of notes that may be purchased by any investor is $1,000.

In the future, GS&Co. or other affiliates of GS Finance Corp. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.  For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We will deliver the notes against payment therefor in New York, New York on March 31, 2017, which is the third scheduled business day following the date of this prospectus supplement and of the pricing of the notes.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of the offered notes which are the subject of the offering contemplated by this prospectus supplement in relation thereto may not be made to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such offered notes may be made to the public in that Relevant Member State:

(a) at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by the Issuer for any such offer; or

(c) at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of offered notes shall require us or any dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression Prospectus Directive means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in each Relevant Member State.

GS&Co. has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the offered notes in circumstances in which Section 21(1) of the FSMA does not apply to GS Finance Corp.; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

No advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), if such advertisement, invitation or document is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the offered notes which are or are intended to be disposed of only to persons outside of Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The offered notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) or the FIEA. The offered notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

This prospectus supplement, along with the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the offered notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the offered notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferred except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) as specified in Section 276(7) of the SFA, or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the offered notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the offered notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Conflicts of Interest

GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin LLP, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this prospectus supplement have been executed and issued by GS Finance Corp., the related guarantee offered by this prospectus supplement has been executed and issued by The Goldman Sachs Group, Inc., and such notes have been authenticated by the trustee pursuant to the indenture, and such notes and the guarantee have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) such related guarantee will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated February 26, 2015, which has been filed as an exhibit to a Current Report on Form 8-K, dated February 26, 2015, filed by The Goldman Sachs Group, Inc. on February 26, 2015.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

		$2,812,300 GS Finance Corp. Capped Trigger GEARS Linked to a Basket due 2020 guaranteed by The Goldman Sachs Group, Inc. ___________________ ___________________ Goldman, Sachs & Co.

Prospectus Supplement
	Page

Summary Information	S-3
Hypothetical Examples	S-8
Additional Risk Factors Specific to Your Notes	S-12
Specific Terms of Your Notes	S-23
Use of Proceeds	S-34
Hedging	S-34
The Basket	S-35
Supplemental Discussion of U.S.Federal Income Tax Consequences	S-40
Employee Retirement Income Security Act	S-44
Supplemental Plan of Distribution	S-45
Conflicts of Interest	S-46
Validity of the Notes and Guarantee	S-47

Prospectus Supplement dated December 22, 2015

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-16
United States Taxation	S-17
Employee Retirement Income Security Act	S-18
Supplemental Plan of Distribution	S-19
Validity of the Notes and Guarantees	S-19

Prospectus dated December 22, 2015

Available Information	2
Prospectus Summary	3
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	6
Use of Proceeds	7
Description of Debt Securities We May Offer	8
Description of Warrants We May Offer	35
Description of Units We May Offer	47
GS Finance Corp.	51
Legal Ownership and Book-Entry Issuance	53
Considerations Relating to Floating Rate Securities	57
Considerations Relating to Indexed Securities	58
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	61
United States Taxation	64
Plan of Distribution	76
Conflicts of Interest	78
Employee Retirement Income Security Act	78
Validity of the Securities and Guarantees	79
Experts	79
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	79
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	79